Exhibit 3.9(a)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/29/1996 960314911 — 2609404
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ORTHOLINK, INC.

Pursuant to Sections 241 and 245 of the
General Corporation Law of the State of Delaware

          ORTHOLINK, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
          1. The name of the Corporation is ORTHOLINK, INC. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 25, 1996.
          2. The Corporation has not received any payment for any of its stock.
          3. The following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, setting forth the proposed Amended and Restated Certificate of Incorporation of the Corporation that restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation. The resolutions are as follows:
     “RESOLVED that there is hereby adopted an Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:
     ‘FIRST: The name of the Corporation is ORTHOLINK, INC.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 41,150,000 shares, consisting of 150,000 shares of Series A Redeemable Preferred Stock, $.01 par value (the “Series A Preferred Stock”), 10,000,000 shares of Class A Common Stock, $.01 par value (the “Class A Common Stock”), 1,000,000 shares of Class B Common Stock, $.01 par value (the “Class B Common Stock”) and 30,000,000 shares of Common Stock, $.01 par value (the “Common Stock”).
     All cross-references in each subdivision of this Article FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.
     The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:
I.
SERIES A PREFERRED STOCK
          1. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, on July 31 of each year, out of funds legally available for such purpose, dividends at the rate of $6.00 per share per annum, and no more, payable (as determined from time to time by the Board of Directors) (i) in cash or (ii) in Class A Common Stock (valued for this purpose at $5.00 per share); provided, however, that on any dividend payment date, the Board of Directors may defer the payment of dividends and the election of the form of payment until the earlier of the third anniversary of the date on which shares of Series A Preferred Stock are first issued or a Qualified Public Offering (as defined in Section 2A below). Such dividends shall be cumulative and shall accrue from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. Accrued but unpaid dividends shall not bear interest. The Board of Directors of the Corporation may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.
          As long as any shares of Series A Preferred Stock shall remain outstanding, in no event (without the written consent of the holders of 66-2/3% of the outstanding Series A Preferred Stock) shall any dividend whatsoever be paid upon, nor any distribution be made upon, any shares of Class A Common Stock, Class B Common stock or Common Stock, other than a dividend or distribution payable in shares of Common Stock, nor except for the repurchase of shares from participants under any stock option plans approved by a majority of the Board of Directors of the Corporation, shall any shares of Class A Common Stock, Class B Common Stock or Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of shares of any Class A Common Stock, Class B Common Stock or Common Stock, unless, in each such case, (i) accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock for all prior periods shall have been declared and paid in full and (ii) any arrears or defaults in any redemption of shares of Series A Preferred Stock shall have been cured.
          2. Redemption. The shares of Series A Preferred Stock shall be redeemable as follows:
          2A Mandatory Redemption. Except as and to the extent expressly prohibited by applicable law, the Corporation shall redeem (in the manner and with the effect provided in subparagraphs 2C through 2E below) all shares of Series A Preferred Stock which shall then be outstanding, on the earlier to occur of (i) the consummation by the Corporation of an initial public offering registered under the Securities Act of 1933, as amended, (a “Qualified Public Offering”) or (ii) the seventh anniversary of the date on which shares of Series A Preferred Stock are first issued.
          2B Optional Redemption. The Corporation may, in its sole discretion, redeem at any time and from time to time (in the manner and with the effect provided in subparagraphs 2C through 2E below), any whole number of shares of Series A Preferred Stock. Any date on which the Corporation elects to redeem shares of Series A Preferred Stock as provided in this subparagraph 2B and each date on which the Corporation shall be required to redeem shares of Series A Preferred Stock as provided in subparagraph 2A above shall be referred to as a “Redemption Date.”

          2C Redemption Price. The Series A Preferred Stock to be redeemed on a Redemption Date shall be redeemed by paying for each share the sum of (i) $100.00, plus (ii) an amount equal to dividends accrued and unpaid thereon from the date of issuance of such share of Series A Preferred Stock to such Redemption Date, the sum of (i) and (ii) being herein sometimes referred to as the “Redemption Price”. Not less than 20 days before such Redemption Date, written notice shall be given by mail, postage prepaid to the holders of record of the Series A Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his post office address as shown by the records of the Corporation, specifying the number of shares to be redeemed, the paragraph or paragraphs of this certificate of Incorporation pursuant to which such redemption shall be made, the Redemption Price and the place and date of such redemption, which date shall not be a day on which banks in the City of New York are required or authorized to close. If such notice of redemption shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Series A Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefor, without interest thereon.
          2D Redeemed or Otherwise Acquired Shares to Be Retired. Any shares of the Series A Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number, of authorized shares of Series A Preferred stock accordingly.
          2E Shares to be Redeemed. In case of the redemption, for any reason, of only part of the outstanding shares of Series A Preferred Stock on a Redemption Date, all shares of Series A Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from each registered holder in whole shares, as nearly as practicable to the nearest whole share, that proportion of all the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Series A Preferred Stock at the time outstanding. Any shares of Preferred Stock that are designated for redemption on a Redemption Date and are not so redeemed shall be redeemed as soon thereafter as possible and in the manner in which shares are otherwise redeemed on a Redemption Date, and, in such event, as provided in this subdivision I, dividends shall continue to accrue on such shares.
          3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary the holders of the shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any Class A Common Stock, Class B Common Stock or Common Stock, to be paid an amount equal to $100.00 per share plus any accrued but unpaid dividends (such amounts being sometimes referred to as the “Series A Liquidation Payments”). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Series A Preferred Stock of the Corporation shall be insufficient to permit payment to such holders of the full amount of the Series A Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably per share among the holders of Series A Preferred Stock in proportion to the full per share amounts to which they respectively are entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the preferential amounts to which they shall be entitled as provided herein, the remaining net assets of the Corporation shall be distributed to the holders of Class A Common Stock, Class B Common Stock and Common Stock in accordance with this Certificate of Incorporation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Series A Liquidation Payments to be made pursuant hereto and the place where said Series A Liquidation Payments shall be payable shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated, therein to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation; provided, however, that failure to give notice pursuant to this sentence shall not invalidate the action involved. As used in this paragraph 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) a consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the voting capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such voting capital stock immediately prior to such merger in the same proportions in which such shares were held immediately prior to such merger), (ii) a sale of all or substantially all of the properties and assets of the Corporation as an entirety to any other person, or (iii) the acquisition of “beneficial ownership” by any “person” or “group” of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise.
          As used herein, the terms “person” and “group” shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable, (ii) the term “beneficial owner” shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events, and (iii) any “person” or “group” will be deemed to beneficially own any voting stock of the Corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Corporation.
          4. Restrictions. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law, without the prior consent of the holders of a majority of the outstanding Series A Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series A Preferred Stock shall vote together as a class:
          (a) The Corporation will not (i) create or authorize the creation of any additional class or series of shares unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (ii) increase the authorized amount of the Series A Preferred Stock or the authorized amount of any additional class or series of shares unless the same ranks junior to the Series A Preferred stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, or (iii) create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, in each such case whether any such creation or authorization or increase shall be by means of amendment of the Certificate of Incorporation, merger, consolidation or otherwise.
          (b) The Corporation will not amend, alter or repeal the Corporation’s Certificate of Incorporation or Bylaws in any manner, or file any directors’ resolutions pursuant to Section 151(g) of the General Corporation Law of the State of Delaware containing any provision, in either case, which adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Series A Preferred Stock or which in any manner adversely affects the Series A Preferred Stock or the holders thereof.
          (c) The Corporation will not (i) consolidate or merge with or into any other corporation (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the capital stock of the Corporation being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (ii) sell or otherwise dispose of all or substantially all of the properties and assets of the Corporation as an entirety to any other person, or (iii) permit the acquisition of “beneficial ownership” by any “person” or “group” of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise.
          5. Voting. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, the holders of the Series A Preferred Stock shall have no vote on any matters to be voted on by the stockholders of the Corporation.
II.
CLASS A COMMON STOCK,
CLASS B COMMON STOCK AND COMMON STOCK
          Except as otherwise expressly provided herein, all shares of Class A Common Stock, Class B Common Stock and Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

          1. Dividends. The holders of shares of Class A Common Stock and Class B Common Stock, together with the holders of shares of Common Stock, according to the number of shares of Class A Common Stock, Class B Common Stock and common Stock then outstanding, shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions subdivision I above with respect to the rights of holders of the Series A Preferred Stock.
          2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the prior rights of the holders of Series A Preferred Stock, the holders of the shares of Class A Common Stock and Class B Common Stock, together with the holders of shares of Common Stock, according to the number of shares of Class A Common Stock, Class B Common Stock and Common Stock then outstanding, shall be entitled to share ratably in all remaining assets of the Corporation available for distribution to its stockholders; provided, however, that in the event that the amount available for distribution to the holders of Class A Common Stock and Class B Common Stock is insufficient to permit the holders of Class A Common Stock and the holders of Class B Common Stock to be paid an amount equal to $5.00 per share plus any accrued but unpaid dividends (such amounts being sometimes referred to as the “Class A and Class B Liquidation Payments”), then the holders of Class A Common Stock and the holders of the Class B Common Stock shall be entitled before any distribution or payment is made upon any Common Stock, to be paid an amount equal to the Class A and Class B Liquidation Payments; and provided further that if the assets to be distributed among the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be insufficient to permit payment to such holders of the full amount of the Class A and Class B Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Class A Common Stock and the holders of Class B Common Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Class A Common Stock and the holders of Class B Common Stock shall have been paid in full the preferential amounts to which they shall be entitled as provided herein, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Class A and Class B Liquidation Payments to be made pursuant hereto and the place where said Class A and Class B Liquidation Payments shall be payable shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein to the holders of record of the Class A Common Stock and the holders of the Class B Common Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation; provided, however, that failure to give notice pursuant to this sentence shall not invalidate the action involved. As used in this paragraph 2, a liquidation, dissolution or winding up of the Corporation, only with respect to the shares of Class A Common Stock and Class B Common Stock, shall be deemed to include (i) a consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the voting capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such voting capital stock immediately prior to such merger in the same proportions in which such shares were held immediately prior to such merger), (ii) a sale of all or substantially all of the properties and assets of the Corporation as an entirety to any other person, or (iii) the acquisition of “beneficial ownership” by any “person” or “group” of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise.
          3. Conversion of Class A Common Stock and Class B Common Stock.
          3A Optional Conversion of Class A Common Stock. (a) Subject to the terms and conditions of this paragraph 3, the holder of any share or shares of Class A Common Stock shall have the right, at its option at any time, to convert any such shares of Class A Common Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Class A Common Stock) into such number of fully paid and nonassessable whole shares of Common Stock at the rate of one share of Common Stock for each share of Class A Common Stock, or if there has been an adjustment of such rate, at the rate as last adjusted.
     (b) The rights of conversion contained in this paragraph 3 shall be exercised by the holder of shares of Class A Common Stock by giving written notice that such holder elects to convert a stated number of shares of Class A Common Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class A Common Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.
               3B Automatic Conversion of Class A Common Stock and Class B Common Stock. Notwithstanding anything else herein to the contrary in this Section 3, in the event that, at any time while any of the Class A Common stock or Class B Common Stock shall be outstanding, (i) the Corporation shall complete a Qualified Public Offering or (ii) greater than 66-2/3% of the outstanding shares of class A Common Stock shall have been converted into Common Stock, then (x) in the case of clause (i) above, all outstanding shares of class A Common Stock and Class B Common Stock shall be, or (y) in the case of clause (ii) above, all outstanding shares of Class A Common Stock shall be, automatically and without further action on the part of the holders of the Class A Common Stock or Class B Common Stock, as the case may be, converted into shares of Common Stock in accordance with the terms of this paragraph 3 with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effective immediately prior to the closing of such Qualified Public Offering or immediately prior to the conversion of Class A Common Stock satisfying clause (ii) above, as the case may be, provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Class A Common Stock and Class B Common Stock, as the case may be, so converted.
               3C Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 3A (in the case of an optional conversion of the Class A Common Stock) and surrender of the certificate or certificates for the share or shares of Class A Common Stock or Class B Common Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Class A Common Stock or Class B Common Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class A Common Stock or Class B Common Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
               3D Fractional Shares; Dividends; Partial Conversion. No fractional shares may be issued upon conversion of the Class A Common Stock or Class B Common Stock into Common Stock. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 3C. In case the number of shares of Class A Common Stock or Class B Common Stock represented by the certificate or certificates surrendered pursuant to subparagraph 3A or 3B exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Class A Common Stock or Class B Common Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph 3D, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Class A Common Stock or Class B Common Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.
               3E Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the number of shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock are convertible immediately prior to such subdivision, shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the number of shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock are convertible immediately prior to such combination shall be proportionately increased.

               3F Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least a majority of the outstanding shares of Class A Common Stock and a majority of the Class B Common Stock) shall be made whereby each holder of a share or shares of class A Common Stock or Class B Common Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Class A Common Stock or Class B Common Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the number of shares into which the shares of Class A Common Stock or Class B Common Stock are convertible immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least a majority of the shares of Class A Common Stock and Class B Common Stock at the time outstand-

ing) executed and mailed or delivered to each holder of shares of Class A Common Stock or Class B Common Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.
               3G Notices. In case at any time:
          (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;
          (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;
          (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation, or any acquisition of “beneficial ownership” by any “person” or “group” of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise;
          (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
          (5) the Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares or shall combine its outstanding shares of Common Stock into a smaller number of shares; or
          (6) the Corporation shall take any action or there shall be any event which would result in an automatic conversion of the Class A Common Stock and Class B Common Stock pursuant to subparagraph 3B, then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Class A Common Stock, and each holder of Class B Common Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up or subdivision or combination, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Class A Common Stock and Class B Common Stock pursuant to subparagraph 3B, at least 20 days’ prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.
               3H Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class A Common Stock or Class B Common Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class A Common Stock and Class B Common Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.
               3I No Reissuance of Class A Common Stock or Class B Common Stock. Shares of Class A Common Stock or Class B Common Stock which are converted into shares of Common Stock as provided herein shall not be reissued.
               3J Issue Tax. The issuance of certificates for shares of Common stock upon conversion of the Class A Common Stock or Class B Common Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any trans-

fer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class A Common Stock or Class B Common Stock which is being converted.
               3K Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Class A Common Stock or Class B Common Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Class A Common Stock or Class B Common Stock in any manner which interferes with the timely conversion of such class A Common Stock or Class B Common Stock.
               3L Definition of Common Stock. As used in this Section 3, the term “Common Stock” shall mean and include the Corporation’s authorized Common stock, par value $.01 per share, as constituted on the date of filing of this Amended and Restated Certificate of Incorporation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such term, when used to describe the securities receivable upon conversion of shares of the Class A Common Stock or Class B Common Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of this Amended and Restated Certificate of Incorporation, any shares resulting from any combination or subdivision thereof referred to in Section 3E, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 3F.
               4. Voting. (a) Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, the holders of the Class A Common Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the By-laws of the Corporation and to vote upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Class A Common Stock shall have one vote per share of Common Stock into which each share of Class A Common Stock is convertible and (ii) the holders of Common Stock shall have one vote per share of Common Stock.
               (b) Except as otherwise required by law or provided herein, the holders of the Class B Common Stock shall have no vote on any matters to be voted on by the stockholders of the Corporation.

     FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.
     SIXTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
     SEVENTH: (1) The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (2) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended further to eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article EIGHTH, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personally liable to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise or their respective equityholders, and any liability to the Corporation or its stockholders arising out of the Corporation’s capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.
          EIGHTH: Elections of directors need not be by written ballot except to the extent required by the By-laws of the Corporation.’”
* * * * *
               4. The Amended and Restated Certificate of Incorporation effected by this Certificate was duly authorized by unanimous written consent of the Board of Directors of the Corporation, in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the state of Delaware.
               5. The capital of the Corporation will not be reduced under, or by reason of, the foregoing Amended and Restated Certificate of Incorporation of the Corporation.

          IN WITNESS WHEREOF, ORTHOLINK, INC. has caused this Amended and Restated Certificate of Incorporation to be executed by Robert Yeager, its President, who hereby acknowledges under penalties of perjury that this certificate is his act and deed, as of the 24th day of October, 1996.

ORTHOLINK, INC.
By	/s/ Robert Yeager
Robert Yeager
President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/18/1997 971087851 — 2609404
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
ORTHOLINK, INC.
     OrthoLink, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”) hereby certifies as follows:
     FIRST: That the Board of Directors of said Corporation at its regularly scheduled meeting held on February 18, 1997, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:
RESOLVED, that the Certificate of Incorporation of OrthoLink, Inc., be amended by changing the First Article thereof so that, as amended, said First Article shall be and read as follows:
“The name of the corporation is OrthoLink Physicians Corporation.”
     SECOND: That in lieu of a meeting, the requisite stockholders of the Corporation have given their written consent to this Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and notice of the taking of such action by consent has been promptly given to any and all stockholders of the Corporation who did not consent in writing.
     THIRD: That this Amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of said Corporation will not be reduced under or by reason of this Amendment.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 14th day of March, 1997.

ORTHOLINK, INC.
By:	/s/ Robert A. Yeager
Robert A. Yeager
	Title:	President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:00 AM 01/12/2001 010020050 — 2609404
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ORTHOLINK PHYSICIANS CORPORATION
     OrthoLink Physicians Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:
     FIRST: That effective as of November 2, 2000, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and submitting the proposed amendment to the stockholders of the Corporation for their consideration and approval. The proposed amendment is as follows:
     NOW, THEREFORE, BE IT RESOLVED, that the last sentence of Paragraph 2, Article II of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the language indicated by italics below:
“As used in this paragraph 2, a liquidation, dissolution or winding up of the Corporation, only with respect to the shares of Class A Common Stock and Class B Common Stock, shall be deemed to include (i) a consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the voting capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such voting capital stock immediately prior to such merger in the same proportions in which such shares were held immediately prior to such merger) in which at least 90% of the consideration received by the Corporation and/or holders of the capital stock of the Corporation consists of cash (ii) a sale of all or substantially all of the properties and assets of the Corporation as an entirely to any other person, or (iii) the acquisition of ‘beneficial ownership’ by any ‘person’ or ‘group’ of voting stock of the Corporation representing more then 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise.”
     SECOND: That thereafter effective as of January 9, 2001, said amendment was duly adopted and approved by a majority of the holders of Common Stock and Class A Common Stock, voting together as a class, and by a majority of the holders of Class A Common Stock and Class B Common Stock of the Corporation, each voting separately as a class, in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 10th day of January, 2001.

ORTHOLINK PHYSICIANS CORPORATION
By:	/s/ Dale L. Stegall
Dale L. Stegall
Secretary

CERTIFICATE OF MERGER
OF
OPC ACQUISITION CORPORATION
INTO
ORTHOLINK PHYSICIANS CORPORATION
     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: The name and state of incorporation of each of the constituent corporations of the merger (the “Merger”) are as follows:

Name	State of Incorporation

OPC Acquisition Corporation	Delaware

OrthoLink Physicians Corporation	Delaware
     SECOND: The Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 251 of the Delaware General Corporation Law pursuant to an Agreement and Plan of Merger dated as of December 6, 2000 (the “Merger Agreement”).
     THIRD: OrthoLink Physicians Corporation shall be the surviving corporation of the Merger.
     FOURTH: The Merger shall be effective as of the time of filing of this Certificate.
     FIFTH: The Certificate of Incorporation of OrthoLink Physicians Corporation shall be restated in its entirety as set forth hereto as Exhibit A.
     SIXTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation, 17103 Preston Road, Suite 200 North, Dallas, Texas 75248.
     SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.
Dated: February 12, 2001

OrthoLink Physicians Corporation
By:	/s/ Dale L. Stegall
Dale L. Stegall
Senior Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:45 PM 02/12/2001 010070127 — 2609404

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF
ORTHOLINK PHYSICIANS CORPORATION
     ARTICLE I — NAME. The name of the corporation is: OrthoLink Physicians Corporation.
     ARTICLE II — PRINCIPAL OFFICE. The principal place of business and mailing address of this corporation shall be: 17103 Preston Road, Suite 200 North, Dallas, TX 75248.
     ARTICLE III — SHARES. The number of shares of stock that this corporation is authorized to have outstanding at any one time is 1,000. Shares of stock of this corporation shall have a par value of $0.01 per share. All such shares are of one class and are shares of Common Stock.
     ARTICLE IV — REGISTERED AGENT AND STREET ADDRESS. The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     ARTICLE V — PURPOSE. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     ARTICLE VI — DIRECTOR EXCULPATION AND INDEMNIFICATION.
     (a) No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director-s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
     (b) The corporation shall indemnify, to the fullest extent permitted by law, any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     ARTICLE VII — AMENDMENT. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL
AND REVIVAL OF CHARTER
     ORTHOLINK PHYSICIANS CORPORATION, a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:
1.	The name of this corporation is ORTHOLINK PHYSICIANS CORPORATION

2.	Its registered office in the State of Delaware is located At 1209 ORANGE STREET Street, City of WILMINGTON Zip Code 19001 County of __________________ the name and address of its registered agent is THE CORPORATION TRUST COMPANY.

3.	The date of filing of the original Certificate of Incorporation in Delaware was APRIL 25, 1996.

4.	The date when restoration, renewal, and revival of the charter of this company is to commence is the 28 day of FEBRUARY 2001, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5.	This corporation was duly organized and carried on the business authorized by its charter until the 01 day of MARCH A.D. 2001 at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.
     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters DALE L. STEGALL the last and acting authorized officer hereunto act his/her hand to this certificate this 5th day of June A.D. 2001.

By:	/s/ Dale L. Stegall
Authorized Officer
	Name:	DALE L. STEGALL Print or Type
	Title:	SR. VP.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:20 PM 06/05/2001 010269297 — 2609404

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:00 AM 12/03/2002 020739399 —2609404
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
Neurosurgical Associates, Inc.
INTO
Ortholink Physicians Corporation
* * * * * * *
(Pursuant to Section 253 of the General Corporation Law of Delaware) Ortholink Physicians Corporation, a corporation organized and existing under the laws of Delaware.
     DOES HEREBY CERTIFY:
     FIRST: That this corporation was incorporated on the 25th day of April, 1996, pursuant to the provisions the General Corporation Law of the State of Delaware.
     SECOND: That this corporation owns all of the outstanding shares (of each class) of the stock of Neurosurgical Associates, Inc. a corporation incorporated on the 28th day of June, 1971, pursuant to the provisions of the New Mexico Business Corporation Act.
     THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 26th day of November, 2002, determined to and did merge into itself said Ortholink Physicians Corporation.
     RESOLVED, that Ortholink Physicians Corporation merge into itself Neurosurgical Associates, Inc. and assumes all of its liabilities and obligations;
     and
     FURTHER RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of State of Delaware;

     FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Ortholink Physicians Corporation at any time prior to the time that this merger filed with the Secretary of State becomes effective.
     IN WITNESS WHEREOF, said Ortholink Physicians Corporation has caused this Certificate to be signed by Alex Jenkins, its authorized officer, this 26th day of November, 2002.

ORTHLINK PHYSICIANS CORPORATION
By	/s/ Alex Jenkins
Alex Jenkins, Assistant Secretary

State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 05/08/2003 FILED 12:45 PM 05/08/2003 SRV 030299362 - 2609404 FILE
CERTIFICATE OF OWNERSHIP AND MERGER
Merging
Ortholink Merger Company
Into
Ortholink Physicians Corporation
* * * * * * *
     Ortholink Physicians Corporation, a corporation organized and existing under the laws of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That this corporation was incorporated on the 25 day of April, 1996, pursuant to the General Corporation Law of the State of Delaware.
     SECOND: That this corporation owns all of the outstanding shares of the stock of Ortholink Merger Company, a corporation incorporated on the 5 day of February, 1998 pursuant to the General Corporation Law of the State of Delaware.
     THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent of its members, filed with the minutes of the Board on the 5 day of May, 2003, determined to and did merge into itself said Ortholink Merger Company:
     RESOLVED, that Ortholink Physicians Corporation merge, and it hereby does merge into itself Ortholink Merger Company and assumes all of its obligations; and
     FURTHER RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of State of Delaware; and
     IN WITNESS WHEREOF, said Ortholink Physicians Corporation has caused this Certificate to be signed by Alex Jenkins, its authorized officer, this 6th day of May, 2003.

Ortholink Physicians Corporation
By	/s/ Alex Jenkins
Alex Jenkins, Asst. Secretary